Exhibit 10.25

Contract of Employment

19 November 2024

Matthew McDonnell

[***]

Dear Matthew,

On behalf of Anteris Technologies Ltd (ABN 35 088 221 078) (Anteris / we / our / us), I am pleased to set out the updated terms and conditions of your employment in the Contract of Employment (the Contract) below, which supersedes and replaces all prior agreements in relation to your employment with Anteris on and from the date of implementation of the scheme of arrangement under Australian law between Anteris and its shareholders (the Scheme) under Part 5.1 of the Corporations Act (as defined below).

1.	NATURE OF EMPLOYMENT

Your employment type is as per Schedule A.

2.	ABILITY TO WORK IN AUSTRALIA

Your employment is subject to and conditional upon you being legally able to work in Australia. If you are not legally able to work in Australia, or you become unable to legally work in Australia we can terminate your employment without notice.

3.	Commencement

The date your employment commenced is set out in Schedule A.

4.	Position

Your position is as per Schedule A.

You are required to carry out the duties outlined in the relevant Position Description in Schedule B. We may also require you to complete other reasonable duties that you are skilled and capable of performing. As our business changes you may also be required to assist us in performing duties from time to time for our related bodies corporate (as defined in the Corporations Act 2001 (Cth) (Corporations Act)). We may change or alter your position in accordance with the needs of the business. The terms of the Contract continue to apply to any altered or new position with us.

5.	REPORT

The position you report to is as per Schedule A. However, there may be times when we need to change your reporting arrangements in accordance with the needs of the business.

6.	LOCATION

Your primary place of work is as per Schedule A. We may also change your place of work to another location from which we operate. The terms and conditions set out in the Contract will continue to apply to your employment even if your location is changed in accordance with this clause.

If we move our principal place of business to another location within the city referred to in the address in Schedule A, or require you to work at another location owned or leased by us that is used as part of the business within the city referred to in the address in Schedule A, you hereby agree to your primary place of work changing to any such new location.

7.	Hours of Work

Your hours of work are as per Schedule A.

Due to the nature of your position, you agree it is reasonable for you to work additional hours necessary or hours outside normal operating hours to achieve the expected performance of your duties and meet operational requirements. Your remuneration has been calculated to compensate for additional hours that may be required as part of your role.

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Contract of Employment

8.	Remuneration

Your remuneration is as per Schedule A less tax and exclusive of superannuation.

We will pay the net cash amount of your remuneration as per the frequency in Schedule A into the bank account of your choice and you will receive an electronic pay slip via email.

The total value of your remuneration is inclusive of any fringe benefits tax or other tax for which we become liable in relation to any of the components of your remuneration.

9.	Superannuation

We will ensure that your employer superannuation contributions are deposited into a fund nominated by you in accordance with relevant superannuation choice of fund legislation. If you do not nominate a particular complying fund, contributions will be made to your ‘stapled super fund’ (as advised by the Australian Taxation Office), or, to a default fund we choose.

We will make superannuation contributions at the published guarantee rate by the Australian Tax office, or if we approve, 0.5% above the minimum superannuation guarantee rate of your total remuneration.

10.	BONUS SCHEME

In addition to your remuneration, the Board, in conjunction with you, shall determine the structure of a Short-Term Incentive to be paid to you.

The maximum amount of the incentive is set out from time to time in our policy for your position. Currently the maximum incentive is 60% of your remuneration on a pro rata basis.

The applicable performance objectives for each term will be determined in consultation with you. The actual incentive you earn in a particular term, if any, will be determined by us in our absolute discretion based on the overall performance of Anteris and actual performance against the objectives.

We may at our sole discretion vary, replace or remove it at any time, including by adjusting targets and measures up or down.

You hereby acknowledge and agree that your participation in any plan(s) referred to in this clause will be subject to the following:

•	payments under any such scheme for any year will not confer on you any right to participate or to be paid in the following year or any subsequent years;

•	payments under any such scheme may be zero;

•	any payments are conditional on us being satisfied with your performance and conduct up to the date of payment;

•	no payment will be made under any such scheme if on the payment date you have given, or have been given, notice of termination of employment, are under investigation, subject to disciplinary action or suspended from employment, or are no longer employed by us;

•	except as required by legislation, bonuses do not form part of your annual remuneration for the purpose of calculating payment in lieu of notice or any other entitlements arising upon termination of employment;

•	where applicable, any bonus amount paid under these plans will be inclusive of superannuation contributions to be made by us on your behalf;

•	bonus payments are subject to applicable income tax deductions;

•	any such scheme is entirely discretionary in nature and is not incorporated by reference into the Contract; and

•	we have the right to change, modify, alter, withdraw or eliminate any incentive plan acting in its sole discretion.

11.	GENERAL EXPENSES

We understand that at times you will incur expenses as part of performing your role. We will reimburse you for any reasonable and legitimate business expenses incurred in the course of your employment with our prior consent and upon receiving a tax invoice and a correctly completed reimbursement summary, to be approved by the Chief Executive Officer or other authorised representative of Anteris.

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Contract of Employment

12.	DEDUCTIONS

You agree to the deduction from your remuneration or other sums (including, to the extent permitted by law, amounts payable upon termination) due to you of:

•	additional contributions payable by you, in excess of the maximum contribution to be paid by us, under any superannuation scheme or fund of which you are a member;

•	any income or other tax or charge levied on, or in respect of your remuneration or any of its components;

•	any liability incurred by us in respect of benefits provided by us to you; and

•	other amounts owed by you on account to us or an associated entity.

13.	LONG-TERM INCENTIVE COMPENSATION

While employed by Anteris and subject to approval by the Compensation Committee of the Board of Directors (the Compensation Committee) of Anteris Technologies Global Corp. (Anteris Global) and the Board of Directors of Anteris Global (the Board), you will be eligible to participate in Anteris Global’s long-term incentive compensation plan as may be in effect from time to time for senior executives of Anteris and Anteris Global generally (the Equity Incentive Plan), with such participation occurring in accordance with such approval Anteris Global’s policies, the applicable award agreement(s) and the Equity Incentive Plan under which such awards will be granted. More specifically:

•	IPO Grants. On the date of execution (by the applicable parties) of the underwriting agreement relating to the implementation of the Scheme, you will be eligible to receive long-term incentive compensation awards granted pursuant to the Equity Incentive Plan, in such form and with such terms as determined by the Compensation Committee and the Board in their sole discretion, with a total target grant date value of US$500,000.

•	Annual Grants. As long as you are eligible to participate in the Equity Incentive Plan, on an annual basis starting with the 2026 calendar year, you will be eligible to receive long-term incentive compensation awards, in such form and with such terms as determined by the Compensation Committee and the Board in their sole discretion, with a total target grant date value of US$500,000. “Notwithstanding the prior sentence, subject to approval of the Compensation Committee and the Board, you will receive a portion of your long-term incentive compensation in the form of performance-based awards (such as performance-based restricted stock units). With respect to any stock options granted to you on or after January 1, 2026, subject to the approval of the Compensation Committee and the Board and applicable law, the Company agrees that you will have twelve (12) months to exercise any such options following a termination of his employment with the Company due to death or disability.

14.	PERFORMANCE AND SALARY REVIEWS

Performance and salary review discussions are based on your position, performance and contribution to the business. Performance discussions are not conducted in conjunction with remuneration reviews and remuneration increases are not automatic. It is important that our people are remunerated appropriately and rewarded for their efforts, and we regularly assess the remuneration and performance of our people however any review is within our absolute discretion.

15.	Performance

We expect that you have provided accurate information to us about your qualifications, professional accreditation, professional training and currency of all relevant licences, required to perform the position. If this expectation is not met, we can terminate your employment without notice.

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Contract of Employment

In the course of your employment, we require you to do the following:

•	provide the Board with information and reports:

o	as to the business and affairs of Anteris as the Board may reasonably request from time to time; and

o	generally, so as to keep the Board fully informed of all material developments in or relevant to Anteris’ affairs within the scope of your duties;

•	in providing services pursuant to this Contract, comply with the ASX Listing Rules, the Corporations Act and our constitution;

•	to maintain in reasonable order all relevant documents, receipts, papers, log books, books, records, notes, minutes, dockets and diaries in relation to any fringe benefit provided to you (within the meaning of section 136(1) of the Fringe Benefits Tax Assessment Act 1986 (Cth)) and will promptly, and in any case not more than 5 days following a request for the same by or on behalf of us, produce and surrender them to us;

•	carry out all lawful and reasonable instructions given to you in relation to your employment;

•	perform your duties and responsibilities in a proper, ethical, diligent, professional and efficient manner; including displaying our values and always acting in good faith and in our best interests;

•	use your best endeavours to protect, enhance and promote the interests, welfare, profitability, growth and reputation of us;

•	not at any time during your employment, without the prior written consent from the Chief Executive Officer, be engaged in any other employment, business or occupation;

•	to comply with all legal or fiduciary duties or obligations imposed on you from time to time;

•	will comply with your obligations under the whistleblower protection provisions in Part 9.4AAA of the Corporations Act;

•	not accept any payment or other benefit in money or in kind from any person as an inducement or reward for any act or forbearance in connection with any matter or business transacted by or on behalf of Anteris or its related bodies corporate;

•	must not make any statement to the media without the prior consent of the Chief Executive Officer;

•	must notify us immediately of any incident which may negatively impact on your personal or professional conduct or standing;

•	not engage in any activities which may conflict with or be harmful to our business interests; and

•	perform your duties in a safe manner, respecting all work health and safety laws.

Except in the case of absence by reason of ill health, incapacity, accident or approved leave, you are expected to devote the whole of your time, attention and abilities during the hours you are at work exclusively to our business and any related bodies corporate.

We may direct you to not attend work and not to undertake any of your work duties at any time, provided that we pay you your remuneration during such period. The circumstances in which we may give you such a direction include, but are not limited to, circumstances in which we are carrying out an investigation into allegations of misconduct, whether or not such allegations have been made against you.

16.	Employment Policies and Procedures

Policies and procedures provide further information on what is expected of you. You are directed to read and comply with the obligations imposed upon you within our policies and procedures in relation to your employment. These policies and procedures may be varied from time to time. The policies and procedures operate as directions from us. Such policies and procedures are not incorporated into, and do not form part of the Contract.

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Contract of Employment

17.	QUALIFICATIONS/LICENCES

You may be required to hold and maintain qualifications/licences as listed in Schedule A.

18.	PRIVACY AND SURVEILLANCE

You consent to us collecting, using, disclosing to third parties and transferring overseas to our related bodies corporate your “personal information” and “sensitive information” (as those terms are defined in the Privacy Act 1988 (Cth)) for the purpose of your employment and for purposes related to that employment.

You also consent to the transfer, storage and other processing (both electronically and manually) by us and our related bodies corporate and their service providers of any such personal data either inside or outside of Australia.

We hereby notify you that, from your commencement date, we will carry out ongoing and continuous surveillance of your computer use, including your internet, email and file use, on all devices belonging to us and/or all applications or systems used by us.

The surveillance is carried out by all means available to us, which may include:

•	accessing your email account or emails;

•	accessing files and other information contained on your computers, storage devices or communications devices;

•	accessing records of internet usage by you (including sites and pages visited, files downloaded, video and audio files accessed and data input); and

•	using monitoring, logging and automatic alerting software and other specialised software.

For the purpose of any consultation obligations which may apply under workplace surveillance legislation, you may discuss with us, in good faith, the conduct of the surveillance.

From your commencement date, on an ongoing basis, you may be subject to camera surveillance through visible cameras while you are on our premises.

19.	WORKPLACE HEALTH AND SAFETY OBLIGATIONS

You agree to:

•	take reasonable care of your own workplace health and safety;

•	take reasonable care that your acts or omissions do not adversely affect the health and safety of other persons;

•	comply as far as is reasonably able with lawful and reasonable instructions and directions given by us regarding health and safety; and

•	comply with any policies or procedures relating to health and safety.

You are required to comply with this clause as part of your employment. A breach of this clause may warrant disciplinary action up to and including termination of employment without notice.

20.	FITNESS FOR WORK

If we have concerns regarding your capacity to perform your duties due to illness or injury, you may be required to undergo a medical examination by a medical practitioner nominated by us. The examination will be at our expense and you we will be entitled to a copy of the report.

21.	Annual leave

You are entitled to annual leave in accordance with the provisions of the NES which is 4 weeks per annum.

Annual leave which accrues is cumulative and any accrued but untaken annual leave is payable on termination. Annual leave may be taken at a time mutually agreed between you and us. You must take annual leave if reasonably directed to do so by us.

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Contract of Employment

22.	Personal/carer’s leave

You are entitled to paid personal/carer’s leave as provided for in the NES which is 10 days per annum for Full-time employees. Paid personal/carer’s leave accrues on a pro-rata basis and is cumulative but is not paid out on the termination of your employment.

In the event that you need to take (or needed to take) personal/carer’s leave (paid or unpaid), you should notify your manager as soon as practicable.

If you have notified us of your taking personal/ carer’s leave we may require you to provide evidence that would satisfy a reasonable person, the leave is taken for a relevant reason or permissible occasion.

23.	other leave

You are entitled to unpaid parental leave, unpaid special maternity leave, unpaid pre-adoption leave, unpaid carers leave, unpaid community service leave and paid family and domestic violence leave in accordance with the NES. You are also entitled to public holidays as required by the NES.

24.	Compassionate leave

You are entitled to two days paid compassionate leave per occasion:

•	to spend time with a member of your immediately family or household who contracts or develops an illness or who sustains an injury that poses a serious threat to their life; or

•	after the death of a member of your immediately family or household.

The two days paid compassionate leave do not need to be taken consecutively.

25.	Long service leave

Long service leave entitlements are in line with the applicable state legislation which may vary from time to time.

26.	Resignation and Termination

Either party may terminate your employment at any time by giving the amount of notice specified in Schedule A in writing to the other party, or, in our case and at our discretion, by paying you the equivalent remuneration in lieu of notice for all or part of the notice period.

If you fail to provide this notice, we may deduct monies owing to you upon termination of employment.

In addition, your employment may at any time be terminated by mutual agreement of the parties on whatever terms the parties mutually agree.

You agree that for all or part of the notice period, we may direct you to take “garden leave”, which may include directing you:

•	not to report for work but to instead remain at home during our normal business hours, being available to attend work and perform any duties as we require;

•	not to contact any of our clients, customers, suppliers, officers, employees or contractors; and/or

•	to perform alternative duties, including less senior or significant duties,

which you agree will not constitute a repudiation of the Contract.

On the termination or cessation of your employment for whatever reason, for so long as you are receiving any payments from us, you agree to reasonably cooperate, at our reasonable request:

•	in the transition of any matter for which you had authority or responsibility during your employment; or

•	with respect to any other reasonable matter involving us or our related bodies corporate for which you may be of assistance.

You agree that after the termination or cessation of your employment for whatever reason:

•	you will not represent yourself as being in any way connected with, or interested in, Anteris or our related bodies corporate; and

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Contract of Employment

•	you will not make or publish any disparaging comments or statements concerning us, our management or affairs or any of our clients, customers or employees.

27.	SERIOUS MISCONDUCT

We may terminate your employment immediately and without notice at any time if you:

•	commit a serious or fundamental breach of the Contract;

•	are convicted of a serious offence that renders you unsuitable to perform your position;

•	refuse to comply with a reasonable and lawful direction;

•	act dishonestly, including before the commencement of employment;

•	are intoxicated or under the influence of alcohol or illegal drugs at work;

•	cause imminent and serious risk to the health or safety of a person;

•	cause imminent and serious risk to our reputation, viability or profitability; or

•	commit any other act or omission that would justify summary termination at common law.

28.	CORPORATIONS ACT AND ASX LISTING RULES OBLIGATIONS

The exercise of, or compliance with, any discretion, right, obligation or payment to be made under this Contract is subject to:

•	compliance with all applicable laws in Australia and any other jurisdictions in which we operate, including the Corporations Act and the ASX Listing Rules; and

•	approval of our members/shareholders where such approval is required under any applicable law in force from time to time.

Notwithstanding any provision of this Contract, we are not required to pay or provide, or procure the payment or provision, of any monies or benefits to you which do not comply with the provisions of Part 2D.2, Division 2 of the Corporations Act without the need for us to obtain shareholder approval.

Any such payments or benefits to be provided to you must be reduced to ensure compliance with this clause and Part 2D.2, Division 2 of the Corporations Act.

In the event of overpayment to you, you must, on receiving written notice from us, immediately repay any monies or benefits specified in such notice.

29.	Return of Property

On our request or on termination of your employment, you must return all property belonging to us in your possession, custody or control, (including, but not limited to Confidential Information, Intellectual Property, phones, computers, keys, data storage devices, cards, documents, diaries, records and papers, reports, working papers, training manuals, equipment, computer information and programs and all copies of such items). We may require you to declare that you have complied with this term.

30.	Confidential Information

Confidentiality is critical to our success so it is therefore important that you agree to respect the confidentiality of information that you have access to in the course of or arising from your employment with us.

During your employment or after the termination of your employment, you must not directly or indirectly use, copy or disclose (or attempt to use, copy or disclose) any Confidential Information for any illegitimate purpose, including to benefit you or anyone else.

You must ensure you keep secure all Confidential Information in your custody, control or possession, and use your best endeavours to prevent its use or disclosure.

These restrictions do not apply to:

•	information that is used, copied or disclosed in the proper course of performing your employment;

•	information that is used, copied or disclosed with our prior consent;

•	the disclosure of your remuneration;

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Contract of Employment

•	the disclosure of terms and conditions of your employment that are reasonably necessary to determine remuneration outcomes; or

•	disclosures where the information is required by law to be disclosed.

Any Confidential Information which is disclosed by you in accordance with this clause must only be done to the extent it is necessary, to persons who:

•	have been approved by your Manager to receive such information;

•	are aware and agree that the Confidential Information must be kept confidential; and

•	sign and agree to be bound by the terms of any confidentiality agreement, as may be required by us to be signed, from time to time.

If you are not sure about whether information is Confidential Information, make sure you check with your Manager. Until you receive an answer you must treat that information as confidential.

In this Contract, Confidential Information means all information obtained by or disclosed to you during your employment provided that:

•	it is identified or treated as confidential to us;

•	it is confidential at law; or

•	it is Confidential Information relating to our:

o	clients or customers or client or customer lists;

o	strategic or marketing plans;

o	business methods, profit margins, costings, pricing methods or lists, commercial documentation or finances; or

o	know-how, trade secrets, ideas, concepts, technical or operations information.

However, this does not include information which is in the public domain other than through a breach by you of this Contract.

You acknowledge and agree that:

•	damages may not be adequate compensation for breach of your obligations contained in this “Confidential Information” clause, therefore, we may seek to restrain, by an injunction or similar remedy, any conduct or threatened conduct which is or will be in breach of this clause, in addition to any other remedy we may wish to pursue.

Nothing in the Contract prevents you from providing, without prior notice to us or Anteris Technologies Global Corp., information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

31.	Intellectual Property and Moral Rights

You agree that all Intellectual Property:

•	made or developed by you in the course of your employment;

•	to which you contribute or have contributed to in the course of your employment;

whether:

•	made or developed within or outside our usual working hours;

•	made or developed at our premises, or at any other place; or

•	made or developed with or without our equipment and assets,

is assigned to us immediately upon its creation as the absolute owner of all Intellectual Property rights in the Intellectual Property.

You must disclose all such Intellectual Property to us immediately upon its being made or developed.

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Contract of Employment

Further, during or after your employment, you will, at our request and expense take any or all steps necessary to confirm our title in the Intellectual Property rights in the Intellectual Property, including by:

•	assigning to us all existing and future Intellectual Property rights in the Intellectual Property;

•	applying for, executing any document or instrument and undertaking to do all things reasonably requested by us to vest the registration of title or other similar protection to us throughout the world; and

•	ensuring all Intellectual Property rights in the Intellectual Property become the absolute property of us.

You also consent to us doing acts or omissions which would otherwise infringe moral rights (as the term is defined in the Copyright Act 1968 (Cth)), which you may have in any such Intellectual Property.

You acknowledge and agree that all pre-existing Intellectual Property is owned by us. You also agree to execute all documents and do all acts and things required or desirable to secure any Intellectual Property rights for us.

In this Contract, Intellectual Property means:

•	All copyright, inventions, patents (including patent applications), trademarks (whether registered or not), designs (whether registrable or not), eligible circuit layout rights, know-how and other Confidential Information and rights in relation thereto, and all other Intellectual Property as defined in Article 2 of the Convention Establishing the World Intellectual Property Organisation of July 1967.

32.	NON-COMPETITION DURING EMPLOYMENT

You represent and warrant that, during your employment, you will not, without our prior written consent, anywhere in the world either directly or indirectly in any capacity (including without limitation as principal, agent, partner, employee, joint venturer, director, trustee, beneficiary, manager, consultant or adviser) carry on, advise, provide services to or be engaged, concerned or interested in or associated with any business or activity which is competitive with any business carried on by us.

This clause does not prohibit the holding (whether directly or through nominees) of shares listed on a recognised stock exchange, provided that you do not hold more than ten per cent (10%) of the issued capital of any company.

33.	Post Employment Obligations

You acknowledge and agree that in the course of your employment, you will:

•	have access to and knowledge of our products and/or services, skills and techniques;

•	become acquainted with our clients and their special needs and requirements;

•	generally, be privy to Confidential Information and Intellectual Property concerning us and our methods of doing business; and

•	have access to clients and Confidential Information which if available to a competitor or otherwise utilised in competition with us would be detrimental to us.

You acknowledge and agree that:

•	the only effective, fair and reasonable manner in which our interests can be protected is by the restraints imposed upon you in the Contract;

•	the duration, extent and application of the restrictions contained in the Contract are not greater than is reasonably necessary to protect our legitimate business interests, including the preservation of its relationships with its clients and employees and, its Confidential Information and Intellectual Property; and

•	the level of your remuneration constitutes adequate consideration for the restraint obligations imposed under the Contract.

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Contract of Employment

a)	Non-solicitation

You must not, whether acting alone or in the capacity of a partner, associate, principal, joint venturer, agent, employee, representative, consultant, manager, adviser, trustee, beneficiary, director, officer, member, shareholder, unitholder or other security holder, without our written consent, during the periods specified below:

•	solicit or endeavour to solicit or approach, or engage or employ, any director, officer, employee, contractor or agent of us with whom you had contact during the 12-month period preceding the termination of your employment, or who is likely to be in possession of any trade secret or Confidential Information of us, with the purpose of enticing that person away from us and procuring the employment or engagement of that person; and

•	solicit, canvass, approach or accept any approach from any person who was a client, customer, supplier, distributor or licensee of or to us, with whom you had contact in the 12-month period preceding the termination of your employment, with a view to establishing a relationship with or obtaining the custom of that person or entity.

The periods of the post-employment restraint are as follows:

i.	during the period being 12 months after the termination of employment, or if that is not enforceable;

ii.	during the period being 6 months after the termination of employment, or if that is not enforceable;

iii.	during the period being 3 months after the termination of employment;

iv.	during the period being 2 months after the termination of employment;

v.	during the period being 1 months after the termination of employment.

b)	Restraint of trade

You must not, without our written consent, during the periods and the areas specified below:

whether as a partner, employee, shareholder, unit holder, joint venturer, director, trustee, beneficiary, manager, consultant, adviser, or in any other capacity, carry on, advise, provide services to or be engaged, concerned or interested in or associated with any business or activity which is competitive with the business carried on by us;

The periods of the restraint of trade are as follows:

i.	during the period being 12 months after the termination of employment, or if that is not enforceable;

ii.	during the period being 6 months after the termination of employment, or if that is not enforceable;

iii.	during the period being 3 months after the termination of employment;

iv.	during the period being 2 months after the termination of employment;

v.	during the period being 1 months after the termination of employment.

The areas of the restraint of trade are:

i.	within any country in the world in which we or our related bodies corporate conduct business, or if that is not enforceable;

ii.	within the Asia-Pacific region in which we or our related bodies corporate conduct business, or if that is not enforceable;

iii.	within Australia, or if that is not enforceable;

iv.	within the States and Territories in Australia in which we or our related bodies corporate conduct business, but if that is not enforceable;

v.	within Queensland, or if that is not enforceable;

vi.	within Brisbane.

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Contract of Employment

c)	This clause will be construed and have effect as if they were a number of separate sub-clauses which result from combining each sub-clause of (a) and (b) directly above. Each resulting sub-clause is severable from each other resulting sub-clause and if any one of the separate sub-clauses (or parts thereof) shall be invalid or unenforceable for any reason, such invalidity or unenforceability will not affect the validity or enforceability of the other separate sub-clauses (or parts thereof).

d)	You also agree that in the event of a breach or threatened breach of the terms of this clause, we are entitled to obtain an injunction restraining you from committing any further breaches, without showing or proving any actual loss.

e)	You agree to disclose to all persons with whom you may directly or indirectly perform work or provide goods or services (or be associated with) that might involve a breach of this clause, the fact that you are subject to the restraints imposed by this clause (where they still apply).

f)	You hereby indemnify us for any loss, cost, damage, liability or expense (including legal fees and expenses on an indemnity basis) which may be incurred or suffered as a result of, arising out of, or in consequence of any breach of default by you under any provisions of this clause.

34.	compensation recovery policy

Notwithstanding anything in the Contract to the contrary, you acknowledge and agree that the Contract and any compensation described herein as well as any other compensation you may receive from us or a related body corporate are subject to the terms and conditions of the clawback policy of Anteris Technologies Global Corp. (if any), as may be in effect from time to time, including specifically to implement Section 10D of the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the common stock of Anteris Technologies Global Corp. may be traded) (the Compensation Recovery Policy), and that applicable sections of the Contract and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by entering into the Contract, you (a) consent to be bound by the terms of the Compensation Recovery Policy, as applicable, (b) agree and acknowledge that you are obligated to and will cooperate with, and will provide any and all assistance necessary to, Anteris Technologies Global Corp. in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (c) agree that Anteris Technologies Global Corp. may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy. Such cooperation and assistance shall include (but is not limited to) executing, completing and submitting any documentation necessary, or consenting to company action, to facilitate the recovery or recoupment by Anteris Technologies Global Corp. from you of any such compensation or other amounts, including from your accounts or from any other compensation.

35.	Warranties and Liability

You represent to us that:

•	by accepting employment with us pursuant to the Contract and performing your duties hereunder, you will not be in breach of any contract with, or obligation owed to, any person;

•	you are not relying on any representations by, or on behalf of, us except those expressly incorporated into the Contract;

•	you have disclosed to us everything known to you which may be material to our decision to offer you employment; and

•	all information that you provided to us before accepting this offer is true and correct and not misleading.

Anteris Technologies Ltd ABN 35 088 221 078	Page 11 of 15

Contract of Employment

If any party breaches any of its obligations under your contract of employment with us (including those set out in the Contract):

•	the other party may not claim damages for personal (including psychological) injury or illness, or for non-economic loss (including pain and suffering or distress) resulting from that breach; and

•	any damages for such breach will be assessed on the basis that the party in breach would immediately have taken all steps available under your contract of employment to limit the damage arising from the breach.

36.	Holds the Benefit of this Document on Trust

Insofar as the Contract relates to any related bodies corporate of ours, you agree that we hold the benefits of the Contract insofar as they relate to our related bodies corporate, on trust for associated entity and that we may enforce the Contract on behalf of such associated entity.

Further, any other associated entity may enforce the Contract in respect of those provisions of the Contract insofar as it relates to any of them.

37.	WAIVER

The delay or non-exercising of a power or right within the Contract, by you or us does not mean this power or right has been waived. Similarly, a single exercise of a power or right does not preclude the exercise of any other power or right. A power or right may only be waived in writing and signed by both you and us.

38.	FURTHER ASSURANCE

It is expected that both you and us will do, sign, execute and deliver all deeds, documents, instruments and acts that are reasonably required in order for the Contract to be effectively carried out, and for the rights and obligations of you and us to take full effect.

39.	ASSIGNMENT

No party to the Contract may assign any of its rights or obligations under the Contract without the prior written consent of the other party.

40.	GOVERNING LAW

The Contract will be governed by and construed according to the law of the State of Australia listed in Schedule A and the parties submit to the non-exclusive jurisdiction of the Courts of that State.

41.	Entire Agreement and RELATED ISSUES

If the circumstance was to arise where we needed to amend or add anything to the Contract, we will do this in writing and both you and us will need to agree and sign to the changes.

If any term of the Contract, or part thereof, becomes void or unenforceable, the remainder of the Contract will remain in full force and effect.

The terms and conditions of your employment as outlined in the Contract (other than your remuneration and those that are reasonably necessary to determine remuneration outcomes) are confidential and must not be discussed with your colleagues or any other person connected with us.

This offer will remain open for written acceptance for a period of five working days from its date.

The Contract sets out all of the terms of your employment with us. Any prior representations, undertakings, promises, contracts and agreements (whether verbal or in writing) concerning your employment with us, are superseded and replaced by the Contract.

If there is anything you would like to discuss about the Contract, please ensure you contact me prior to signing the Contract.

Once you sign the Contract, you are confirming it is complete and no agreed terms are missing.

We look forward to your contribution to our team. If at any time you have any queries or issues in relation to your role within the business, please do not hesitate to discuss it with me.

Please sign the attached copy of the Contract to acknowledge that you accept our offer of employment on the terms and conditions set out in the Contract.

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Contract of Employment

Yours sincerely,

/s/Wayne Paterson

Wayne Paterson
Chief Executive Officer

Anteris Technologies Ltd

Acceptance

I have read and understood the Contract and I accept the offer of employment on the terms contained in the Contract.

Signed:	/s/ Matthew McDonnell	Date:	19 November 2024
Matthew McDonnell

Anteris Technologies Ltd ABN 35 088 221 078	Page 13 of 15

Contract of Employment

SCHEDULE A: CONTRACT TERMS & CONDITIONS

Description	Contract Detail
Commencement Date

This Contract comes into effect on and from the date of implementation of the scheme of arrangement under Australian law between Anteris and its shareholders under Part 5.1 of the Corporations Act.

We recognise that your employment with us commenced on 23 November 2018.

Nature of Employment	Full-Time Permanent
Position Title	Chief Financial Officer of Anteris Technologies Global Corp. and its related bodies corporate
Reporting To	Chief Executive Officer of Anteris Technologies Global Corp.
Remuneration	SALARY $ 380,000AUD per annum, paid monthly less tax and other legislated deductions, plus 12% superannuation.
Superannuation	12% superannuation or per the Superannuation Guarantee (Administration) Act 1992 (Cth.)
Hours of Work	FULL TIME Your normal hours of work are 38 ordinary hours a week. These hours are typically to be worked within our normal operating hours of 7:30am – 5pm Monday – Friday.
Pay Frequency	Monthly (two weeks in advance and two weeks in arrears)
Resignation and Termination Notice

Either party may terminate the employment relationship by giving three months’ notice in writing to the other. Where your employment is terminated by us, we may be required to give you an additional week’s notice if you are over the age of 45 years at the time notice is given and have at least 5 years’ continuous service.

Location	Brisbane However, you may be required to travel to and work at different locations to meet the needs of the business from time to time.
Governing State Law	Queensland
By signing the Contract of Employment, you agree to the above terms and conditions outlined in Schedule A.

Anteris Technologies Ltd ABN 35 088 221 078	Page 14 of 15

The schedule to this Agreement listed below has been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of this schedule will be provided to the Securities and Exchange Commission upon request.

Schedule B – Position Description

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